EXHIBIT I
     The amount or estimated amounts, itemized in reasonable detail, of expenses, other than the underwriters’ commissions, incurred or borne by or for the account of the Issuer in connection with the offering of the Debt Securities or properly chargeable thereto, including legal, engineering, certification and other charges.

SEC filing fee	US$	8,370
Printing expenses*	US$	15,000
Fiscal Agent’s fees and expenses*	US$	6,500
Legal fees and expenses*	US$	900,000
Miscellaneous	US$	10,000
	US$	939,870

*	Estimated.